Exhibit (a)(5)(C)

News Release

For Immediate Release

NATHAN’S FAMOUS EXTENDS DUTCH AUCTION TENDER OFFER
UNTIL NOVEMBER 16, 2015

JERICHO, N.Y. – October 19, 2015 – Nathan’s Famous, Inc. (the “Company”) (NASDAQ: NATH) today announced that it has extended the expiration of its previously announced modified Dutch Auction tender offer to purchase for cash up to 500,000 shares of its common stock, $.01 par value, at a price per share of not less than $33.00 nor greater than $36.00, until 5:00 p.m., Eastern Time, on November 16, 2015, unless further extended.  The tender offer was originally scheduled to expire at 12:00 Midnight, Eastern Time, on October 16, 2015.

The Depositary for the tender offer, American Stock Transfer & Trust Company, LLC, has advised that, as of the close of business on October 16, 2015, a total of 508 shares had been validly tendered into, and not properly withdrawn from, the tender offer (none of which were tendered by notice of guaranteed delivery).

MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer.  Please contact MacKenzie Partners, Inc. with any questions regarding the tender offer.  MacKenzie Partners, Inc.’s telephone number is (800) 322-2885 and email is tenderoffer@mackenziepartners.com.    A copy of the tender offer documents may be obtained from MacKenzie Partners, Inc.

About Nathan’s Famous, Inc.

Nathan’s currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and ten foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 500 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the risks and factors identified from time to time in Nathan’s filings with the SEC.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.  Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact Information
Investors: Ronald G. DeVos, Vice President - Finance and CFO
(516) 338-8500 ext. 229